Exhibit 10.1

Execution Version

Employment Agreement

This Employment Agreement (“Agreement”), dated as of April 28, 2017 (“Execution Date”) is made by and between Xerium Technologies, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Mark Staton (“Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a) General. The Company shall employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) Employment Term; Effectiveness. The term of employment under this Agreement (“Term”) shall be for the period beginning on April 28, 2017 (the “Effective Date”) and ending on the third anniversary of the Effective Date, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless no later than sixty (60) days prior to the end of the applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment shall terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c) Position and Duties. Executive shall serve as Chief Executive Officer of the Company with such responsibilities, duties and authority normally associated with such positions, and such other duties, consistent with the position of Chief Executive Officer, as may from time to time be assigned to Executive by the Board of Directors of the Company (“Board”). Executive shall also be appointed to the Board as of the Effective Date and thereafter shall be subject to the nomination and election process applicable to all members of the Board. Executive shall devote all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with the Executive’s duties and responsibilities hereunder: (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) serve on the board of directors of up to two for-profit entities, provided that such entities do not compete with the Company and its affiliates and such service does not present an actual or potential conflict of interest, as reasonably determined by the Board, and provided further that the Company agrees that one of such entities shall be Hoffmaster Holdings Inc. Executive agrees to observe and comply in all material respects with the rules and policies of the Company and its affiliates as adopted by the Company or its affiliates from time to time and applicable to the Company’s executive officers and directors generally, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

(d) Indemnification. During and after the term of this Agreement, the Company shall indemnify Executive and his legal representatives to the fullest extent permitted by all applicable laws, including but not limited to the laws of the State of Delaware and the By-Laws and Certificate of Incorporation of the Company or any applicable insurance policies, against all damages, costs, expenses and other liabilities reasonably incurred or sustained by Executive or his legal representatives in connection with any suit, action, claim, investigation or other proceeding to which Executive or his legal representatives may be made a party by reason of Executive being or having been a director or officer of the Company or any of its affiliates, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the Company or any of its affiliates. During and after the term of this Agreement and without the need for further approval by the Board, the Company will promptly advance or pay any and all amounts for costs or expenses (including but not limited to legal fees and expenses reasonably incurred) for which Executive may claim the Company is obligated to indemnify him. Executive undertakes to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by the Company as provided in this Section 1(d).

2.	Compensation and Related Matters. During the Term, Executive will be entitled to the following:

(a) Annual Base Salary. Executive shall receive a base salary at a rate of $625,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such Annual Base Salary shall be reviewed during the Term and may be adjusted from time to time (but not reduced, except as contemplated by Section 11(e)(iv)) by the Board or the compensation committee of the Board (the “Committee”) (such annual base salary, as it may be so adjusted, the “Annual Base Salary”).

(b) Bonus.

(i) During the Term, Executive shall be eligible to participate in the Company’s annual incentive program. Executive’s annual incentive compensation under such incentive program (“Annual Bonus”) shall be targeted at 100% of his Annual Base Salary (“Target Annual Bonus”), with the expectation that the bonus will scale upward and downward based on actual performance, as determined by the Board in accordance with the terms of annual bonus plan or program in effect for each applicable year during the Term of this Agreement. For fiscal year 2017, payouts may range from 0% to 150% of the target amount, with “threshold” level performance resulting in a 25% payout and “maximum” level performance resulting in a 150% payout. Below threshold performance will result in 0% payout. All payout determination are subject to final approval by the Board or the Committee in its discretion.

(ii) The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4(b) and (c). Any Annual Bonus for fiscal year 2017 shall be pro-rated based on the number of days Executive is employed by the Company during such fiscal year.

(iii) In addition to the Annual Bonus opportunity described above, the Executive will receive a one-time cash sign-on bonus in the amount of $125,000 (the “Sign-on Bonus”), payable in cash as soon as practicable after the Effective Date, provided, however, that in the event the Executive resigns his employment with the Company without Good Reason within 180 days of the Effective Date or is terminated by the Company for Cause within 180 days of the Effective Date, the Executive shall be required to re-pay to the Company the Sign-on Bonus in full.

(c) Long-Term Incentive Compensation.

(i) 2017 Awards. During the Term, the Executive will participate in the Company’s long-term incentive programs at a targeted level of $500,000, the terms and conditions of which are determined by the Board or Committee from time to time, and will receive an award for 2017 (the “2017 Award”). The 2017 Award will be subject to the same terms and conditions as apply to awards granted to the Company’s other key employees (including a cash-settlement feature) and will consist 50% of time-vesting restricted stock units (the “2017 RSUs) and 50% of performance stock units (the “2017 PSUs”). The 2017 RSUs will vest over three years in equal annual installments, subject to continued employment through the vesting date. The 2017 PSUs can be earned at a level of 0% to 200% of the target level based on achievement against performance goals (50% based on EBITDA and 50% based on Return on Net Assets), and, to the extent earned, will vest in a single lump sum at the end of a three year performance period. The 2017 Award will be issued pursuant to an award agreement containing terms and conditions that are the same as the terms and conditions that apply to awards granted to the Company’s other key employees (the “2017 Award Agreement”), which 2017 Award Agreement, together with the applicable incentive plan document, will govern all aspects of the 2017 Award.

(ii) Special Incentive Opportunity. Subject to satisfaction of all legal requirements for the issuance of an “inducement award” that is exempt from the shareholder approval requirements of the New York Stock Exchange (“NYSE”), and compliance with all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and NYSE (including confirmation by the Board that the shares are covered by an effective registration statement under the United States Securities Act of 1933, as amended), the Executive will be eligible for a “Special incentive Opportunity” as described in this Section 2(c)(ii). The Special Incentive Opportunity shall apply for a period of 42 months following the Effective Date (the “Incentive Opportunity Period”), during which period the Executive shall have an opportunity to earn an award of shares of the Company’s common stock (“Shares”) if (A) the Company’s Average Stock Price (as defined below) achieves the levels as set forth on Exhibit A hereto (the “Special Incentive Matrix”) within the time periods set forth in the Special Incentive Matrix, and (B) except as expressly set forth in Section 4(b)(v), the Executive remains continuously employed with the Company through the end of the Incentive Opportunity Period. For purposes of this Section 2(c)(i)(C), “Average Stock Price” means the volume weighted average stock price (using average daily trading volumes), as reported on Bloomberg, for any period of 20 trading days (x) that occurs within the Incentive Opportunity Period and (y) during which the average daily dollar trading volume of the Shares on NYSE equals or exceeds $2,800,000. Any Shares earned pursuant to the Special Incentive Opportunity will be issued to the Executive as soon as practicable after the end of the Incentive Opportunity Period, except as expressly provided in Section 4(b)(v) of this Agreement, or, as described below in the event of a Change in Control. For the avoidance of doubt, if an applicable Average Stock Price is not achieved prior to earlier to occur of (i) the end of the Incentive Opportunity Period or (ii) the Executive’s termination of employment with the Company (except as expressly provided under Section 4(b)(v)), the Special Incentive Opportunity will be forfeited for no consideration and no Shares will be earned by the Executive with respect to any attainment of an Average Stock Price thereafter. In the event of a Change in Control (as defined in the Equity Plan) prior to the end of the Incentive Opportunity Period, the number of Shares, if any, earned in respect of the Special Incentive Opportunity will be determined based upon the stock price paid or implied in such transaction and the date on which the definitive agreements governing such transaction are executed, subject to any adjustments between such date and the closing date of the Change in Control transaction, as determined by the Board or Committee. Any such earned Shares will be issued to the Executive immediately prior to the consummation of such transaction. Except as expressly provided in the immediately preceding sentence, upon the occurrence of a Change in Control, the Special Incentive Opportunity will terminate and no further Shares or other securities or property will thereafter be issued, paid or provided to the Executive in respect thereof.

(d) Benefits. Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. The Executive shall be eligible to participate in all plans or programs that are available to other Company officers. In addition, the Company shall provide the Executive with participation in the Company’s standard executive automobile program pursuant to which he will receive a current amount of eight hundred dollars ($800) per month as an automobile allowance. The Executive shall also be eligible to use a Company-owned country club membership at the McConnell Golf Course in Wakefield Plantation, Raleigh, North Carolina. The Executive will not be eligible to participate in any severance plan or program of the Company, except as specified in Section 4 of this Agreement.

(e) Vacation. Executive shall be entitled to paid personal leave in accordance with the Company’s Policies, provided that he shall be entitled to at least four (4) weeks’ paid vacation annually at a minimum. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f) Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(g) Relocation. The Executive shall be entitled to relocation benefits in accordance with the terms and subject to all applicable limitations under the Company’s relocation Policies. These benefits will include, at a minimum, the following:

(i) Reimbursement for the cost of two house hunting trips for Executive and Executive’s spouse;

(ii) Moving and storage of household goods, including unpacking;

(iii) Transportation and related en-route expenses for Executive, his spouse and dependents who reside with him;

(iv) Temporary housing expenses (as necessary) for up to 120 days; and

(v) Reimbursement of broker fees and closing costs from the sale of the Executive’s current principal residence, utilizing standard arrangements with a relocation firm approved by the Company.

(j) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.	Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined in Section 11 (d) below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined in Section 11 (a) below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include termination of Executive by reason of the Company giving Notice of Non-Renewal pursuant to Section 1(b).

(v) Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined in Section 11(e) below.

(vi) Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive by reason of Executive giving Notice of Non-Renewal pursuant to Section 1(b).

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) herein or by reason of either party giving Notice of Non-Renewal pursuant to Section 1(b)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive in a resignation without Good Reason, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with Company’s Policies, (iii) any expenses owed to Executive pursuant to Section 2(f); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy for such termination shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4.	Severance Payments.

(a) Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b) Termination without Cause, or Resignation from the Company for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason (in either case, a “Qualifying Termination”) that does not occur within twenty-four months following a Change in Control, then, subject to Executive signing on or before the 45th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims substantially in the form attached as Exhibit B to this Agreement (“Release”), and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i) an amount in cash equal to one and one-half (1.5) times the Annual Base Salary, payable in equal installments over the 18 month period following the Date of Termination, except as otherwise provided in Section 12(l);

(ii) a pro-rated portion (based on the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs) of the Annual Bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs, as determined by the Board based upon the Company’s actual performance for such year and paid at the same time annual bonuses are generally paid to the Company’s senior executives;

(iii) to the extent unpaid as of the Date of Termination, an amount of cash equal to any Annual Bonus earned by Executive for the Company’s fiscal year prior to the fiscal year in which the Date of Termination occurs, as determined by the Board based upon the Company’s actual performance for such year and paid in the fiscal year in which the Date of Termination occurs when bonuses for such prior fiscal year are generally to the Company’s senior executives;

(iv) any of Executive’s unvested equity or equity-based awards granted under any equity compensation plans of the Company (for the avoidance of doubt, including the Initial Time RSUs and Initial PSUs but excluding the Special Incentive Opportunity) will vest solely to the extent such accelerated or continued vesting is expressly provided under the terms of the applicable award agreements governing such awards (and such awards will otherwise be forfeited as of the Date of Termination);

(v) The Executive will continue to be eligible to earn Shares in accordance with the Special Incentive Opportunity until the date that is six months after the Date of Termination. In this circumstance, any Shares earned in respect of the Special Incentive Opportunity will be issued to the Executive on the six month anniversary of the Date of Termination, provided, however, that (I) if the six month anniversary of the Date of Termination occurs after March 15 of a given calendar year, (II) the Date of Termination is not in the same calendar year as the six month anniversary of the Date of Termination, and (III) any Average Stock Price threshold was attained prior to December 31 of the year in which the Date of Termination occurred, then any Shares earned in respect of the Special Incentive Opportunity as of December 31 of the year in which the Date of Termination occurred will be issued to the Executive no later than March 15 of the year following the year in which the Date of Termination occurred. In the event the proviso set forth in the immediately preceding sentence applies and the Executive earns an additional number of Shares pursuant to the Special Incentive Opportunity after December 31 of the year in which the Date of Termination occurs, then such additional Shares will be paid to the Executive (without duplication) on the six month anniversary of the Date of Termination.

(vi) Outplacement services and financial planning assistance consistent with the terms of the Company’s general severance plans or programs then in effect for the highest level of Company officers; and

(vii) if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, an amount equal to the COBRA premium paid by the Company for active employees for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the expiration of the 18 month period following Executive’s Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the expiration of the 18 month period following Executive’s Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

(c) Change in Control Severance Payments. If Executive has a Qualifying Termination that occurs within twenty-four months following a Change in Control, then, subject to Executive signing on or before the 45th day following Executive’s Separation from Service and not revoking a Release, and Executive’s continued compliance with Sections 6 and 7, then Executive shall receive the following:

(i) the payments and benefits set forth in Section 3(c);

(ii) an amount in cash equal to two (2) times the Annual Base Salary, payable in a single lump sum on the First Payment Date (as defined below), except as otherwise provided in Section 12(l);

(iii) a pro-rated portion (based on the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs) of the Annual Bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs, as determined by the Board based upon the Company’s actual performance for such year and paid at the same time annual bonuses are generally paid to the Company’s senior executives;

(iv) any of Executive’s unvested equity or equity-based awards granted under any equity compensation plans of the Company (for the avoidance of doubt, including the Initial Time RSUs and Initial PSUs but excluding the Special Incentive Opportunity) will vest solely to the extent such accelerated or continued vesting is expressly provided under the terms of the applicable award agreements governing such awards (and such awards will otherwise be forfeited as of the Date of Termination);

(v) the Special Incentive Opportunity will be treated in the manner specified in Section 2(c)(ii); and

(vi) if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to COBRA, the Company shall directly pay, or reimburse Executive for, an amount equal to the COBRA premium paid by the Company for active employees for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the expiration of the 24 month period following Executive’s Date of Termination, or (Y) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the expiration of the 24 month period following Executive’s Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

(d) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 10 and Section 12 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.	Parachute Payments.

(a) It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”). Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments under Sections 4(b) and 4(c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A.

(c) All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and acceptable to Executive (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of

Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.

6. Non-Solicitation and Unfair Competition. Executive acknowledges that during the Term, the Company will provide Executive with access to Confidential Information (as defined below). Ancillary to the rights provided to Executive as set forth in this Agreement, Executive’s continued employment with the Company during the Term (subject to earlier termination as provided herein) and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a) Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which directly competes with any portion of the Business (as defined below) of the Company in the United States or any other country in which the Company is actively engaged (or has taken substantial and material steps to become engaged) in the Business. Nothing herein shall prohibit Executive from being a passive owner of less than 5% of the outstanding equity interest of any entity, so long as Executive has no active participation in the business of such entity.

(b) Executive shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit, divert or take away any customers or clients, or any acquisition or other Business opportunity that the Company is pursuing or with respect to which the Company has expended non-de minimis efforts to identify or pursue, (ii) contact or solicit, for the purpose of hiring, or hire any employee of the Company or any person employed by the Company at any time during the 12-month period immediately preceding the Date of Termination, (iii) induce or otherwise encourage any employee of the Company to leave the employment of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or adversely modify its relationship with the Company.

(c) In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d) As used in this Section 6, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries; (ii) the term “Business” shall mean the business of the Company, as such business may be expanded or altered by the Company during the Term (including any new lines of business as to which substantial and material steps have been taken by the Company to develop or implement); and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date 18-months following the Date of Termination, provided, however, that if Executive is eligible to receive the benefits described in Section 4(c), the Restriction Period will be extended for an additional 6 months..

(e) Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements that Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or its affiliates or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(f) Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

7.	Nondisclosure of Proprietary Information.

(a) Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, litigation or investigations, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include (i) any information legally acquired by or otherwise becoming known to Executive from or through any party other that the Company or its affiliates, or (ii) information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 7(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d) As used in this Section 7 and Section 8, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

8.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

10.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

11.	Certain Definitions.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder if the Board determines, in good faith, that any of the following have occurred:

(i) Executive’s willful and continued failure to substantially perform Executive’s duties or responsibilities under this Agreement or (including a continuing failure (after written request therefor) to comply with any lawful and reasonable directive of the Board consistent with the terms of this Agreement (other than as a result of Executive’s Disability)); or

(ii) Executive’s engaging in gross misconduct materially injurious to the Company, including the commission of an act of fraud, embezzlement or misappropriation against the Company or any of its affiliates or any material breach of this Agreement that results in material harm to the Company.

(b) Change in Control. “Change in Control” has the meaning set forth in the Equity Plan.

(c) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(d) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(e) Equity Plan. “Equity Plan” shall mean the Company’s 2010 Equity Incentive Plan, as amended.

(f) Good Reason. “Good Reason” shall mean:

(i) any material reduction in Executive’s Annual Base Salary (excluding a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company not to exceed 10-percent (10%) of Annual Base Salary then in effect); or

(ii) the relocation of the site of Executive’s principal place of employment by a distance in excess of fifty (50) miles;

provided, however, that Executive may not resign his employment for Good Reason unless: (x) Executive provided the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice must be provided within ninety (90) days following the date on which Executive has knowledge of the occurrence of the event(s) purported to constitute Good Reason); and (y) the Company has not remedied the alleged violation(s) within the thirty (30) day period.

(g) Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

12.	Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of North Carolina without reference to the principles of conflicts of law of the State of North Carolina or any other jurisdiction, and where applicable, the laws of the United States.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)	If to the Company, the General Counsel at its headquarters,

(ii)	If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii)	At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Mediation; Arbitration. In case any controversy, claim or dispute (each, a “Dispute”) arises out of or relating to this Agreement that the parties cannot resolve through negotiation, the parties first agree to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association (the “AAA”) under its Employment Mediation Procedures. If the Dispute is not settled by mediation within 30 days after submission to mediation, then the Dispute shall be settled solely and exclusively by a binding arbitration process administered by the AAA in Raleigh, North Carolina. Such arbitration shall be conducted in accordance with the AAA’s then-existing Employment Arbitration Rules. Each Party shall bear its own attorney’s fees and expenses and one-half of the fees and expenses of the arbitration; provided, that the arbitrator shall have the authority to apportion the costs of arbitration and to render an award including reasonable attorneys’ fees, as and to the extent the arbitrator deems appropriate under the circumstances. The arbitrator’s decisions and awards will be rendered in a reasoned written opinion, and the Parties agree to abide by all such decisions and awards. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) or Section 4(c) shall not be paid, or, in the case of installments, shall not commence payment, until the fifty-third (53rd) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the fifty-three (53) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

13.	Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive also acknowledges and agrees that any compensation payable under this Agreement or otherwise shall be subject to the terms of any applicable compensation clawback policy adopted by the Company to comply with any provisions of applicable law or any securities exchange listing standards.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ James F. Wilson
Name: James F. Wilson
Title: Chairman of the Board of Directors

EXECUTIVE

By:	/s/ Mark Staton
Mark Staton

[Signature Page to Employment Agreement]

EXHIBIT A

Special Incentive Matrix

	Average Stock Price***	Stock Price Achievement “Date Modifier” (Months Elapsed From The Effective Date)*
		<18	18	21	24	27	30	33	36	39	42
Row A**	$10.00	300,000	300,000	275,000	275,000	245,000	215,000	185,000	155,000	125,000	100,000
Row B**	$15.00	480,000	480,000	440,000	440,000	392,000	344,000	296,000	248,000	200,000	160,000
Row C**	$20.00	600,000	600,000	550,000	550,000	490,000	430,000	370,000	310,000	250,000	200,000

*	The number of Shares will be interpolated on a straight line basis for Shares in between the indicated levels above based on the actual calendar date on which the Average Stock Price is attained (taking into account the number of calendar days in between the indicated Date Modifier interval).
**	For the avoidance of doubt, the opportunities to earn Shares set forth in the Special Incentive Matrix are not duplicative. The maximum number of shares that can be earned is 600,000. If multiple Average Stock Price thresholds are attained during the Incentive Opportunity Period, the Executive will receive the higher (or highest) of the number of Shares earned pursuant to Row A, Row B or Row C, but not both (or all). For example, (I) if the Company attains the $10.00 Average Stock Price 24 months after the Effective Date and attains the $15.00 Average Stock Price 27 months after the Effective Date (and does not attain the $20.00 Average Stock Price), the Executive will receive 392,000 Shares at the end of the Incentive Opportunity Period, subject to all of the other terms and conditions of the Special Incentive Opportunity, and (II) if the Company attains the $10.00 Average Stock Price less than 18 months after the Effective Date, attains the $15.00 Average Stock Price 33 months after the Effective Date and attains the $20.00 Average Stock Price 39 months after the Effective Date, the Executive will receive 300,000 Shares at the end of the Incentive Opportunity Period, subject to all of the other terms and conditions of the Special Incentive Opportunity.
***	The Average Stock Price thresholds stated in the Special Incentive Matrix will be automatically adjusted to account for any stock dividend, stock split or other similar non-reciprocal transaction. For the avoidance of doubt, an Average Stock Price threshold shall not be deemed achieved with respect to any 20 trading day period if the average daily dollar trading volume over such 20 trading day period is less than $2,800,000, regardless of the volume weighted average trading price over such period.

EXHIBIT B

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Mark Staton (“Executive”) and Xerium Technologies, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of             , 20     (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective             , 20    , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities of the Company or any of its affiliates, (ii) Executive’s rights under any directors & officers liability insurance policies then in effect, or to indemnification (including advancement of expenses) or contribution by the Company or any of its affiliates pursuant to contract or applicable law, including but not limited to those described in Section 1(d) of the Employment Agreement (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in [Section 4(b)/4(c)] of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c), Section 4(b) or Section 4(c) of the Employment Agreement.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 12(a), 12(c) and 12(i) of the Employment Agreement.

7. Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:
Mark Staton

COMPANY

Dated:	By:
Name:
Title: